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                                                                    EXHIBIT 99.1



Contact:   Jack Leone
           Sitrick And Company
           (310) 788-2850

For Immediate Release
---------------------

       Variflex Says Some of Its Safety Helmets Do Not Meet All Standards
          No Injuries Known; Firm Working With CPSC on Expected Recall

MOORPARK, Calif. - October 6, 2000 - Variflex, Inc. (Nasdaq:VFLX) today announced that it has discovered that certain of its X-Games Helmets, manufactured by a third party, do not comply with all applicable Consumer Product Safety Commission standards. Variflex said it has not received any notice of any injury resulting from the use of these helmets.

Variflex has contacted the Consumer Product Safety Commission and is in the process of working out the details of a recall, which will be made promptly after Consumer Product Safety Commission approval. Variflex believes that approximately 150,000 of the subject helmets have been sold by retailers since October 1999 at an average cost of approximately $20 per helmet. Variflex said it has asked retailers to cease sales and remove the subject helmets from their shelves. The financial impact of the recall, which is expected to be material, will be reflected in Variflex's fourth quarter results for the year ended July 31, 2000. At this time Variflex is unable to estimate the cost of the recall or the actual impact on its fourth quarter results.

Variflex is a leading wholesaler and distributor in the United States of in-line skates, skateboards, scooters, recreational safety helmets, athletic protective equipment (such as wrist guards, elbow pads and knee pads used by skaters and skateboarders) to the mass market. The Company also sells Quick Shade (R), a convenient and innovative portable instant canopy, snowboards and related accessories, and the Airzone (TM) "springless" trampoline. The Company designs and develops these products which are then manufactured to detailed specifications by independent contractors. Variflex distributes its products throughout the United States and in foreign countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Variflex, Inc. which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These forward-looking statements include statements about the expected impact of the recall. In that regard, Variflex is currently unable to estimate the cost to it of the helmet recall although it believes that the cost will be material, assuming that purchasers of the helmets avail themselves of the recall and that existing inventories held by retailers are returned to Variflex for replacement. Actual results may differ materially due to factors, including, but not limited to: uncertainty regarding the consumer response to the recall, uncertainty regarding the reactions of the retailers to the recall, and the effect generally on the demand for Variflex's products. For a discussion of other risks and uncertainties, and other factors, which could cause actual results to differ materially from those contained in the forward-looking statements, see information contained in the company's Form 10-K for the most recently ended fiscal year and Form 10-Q for the most recently ended fiscal quarter on file with the Securities and Exchange Commission.